Exhibit 99.1

Contact:	Jennifer H. Daukas
VP, Investor Relations Officer, Corporate Secretary
First Connecticut Bancorp, Inc.
860-284-6359 jdaukas@farmingtonbankct.com

For Immediate Release

FIRST CONNECTICUT BANCORP ELECTS TWO NEW DIRECTORS;
James Healey, Duby McDowell Elected to Fill Recently Created Seats

FARMINGTON, CT – July 23, 2014 – First Connecticut Bancorp, Inc. (NASDAQ: FBNK), the publicly owned holding company of Farmington Bank,  today announced the election of James T. Healey, Jr. and Patience P. “Duby” McDowell to the respective Boards of Directors of the Corporation and the Bank.

“Both Jim and Duby bring years of valuable and respected business experience to our boards.  Equally important, they are committed members of the Greater Hartford community who have made significant personal contributions to organizations in our area.  We look forward to their strategic visions in all aspects of our operations,” said John J. Patrick, Jr., chairman of the board of directors of First Connecticut Bancorp and chairman, president and CEO of Farmington Bank.

With today’s election of Healey and McDowell, both Boards of Directors of First Connecticut Bancorp and Farmington Bank now stand at nine.

Healey, 54, served a nearly 30-year career with Keefe, Bruyette and Woods, Inc.  He retired in 2012 as the firm’s Senior Vice President, Equity Trading and Hartford Branch Office Manager.  Healey began his career with Aetna where he served in the Bond Investment Department.

Healey’s extensive community involvement includes present and past board memberships with several community groups, educational institutions and business organizations.  They include the Brain Injury Alliance of Connecticut, Saint Francis Hospital Foundation, Kingswood-Oxford School, Connecticut State Golf Association and Security Traders Association of Connecticut

Healey is a graduate of the University of Connecticut. He and his family reside in West Hartford, CT.

McDowell, 54, is President of McDowell Jewett Communications, a strategic communications firm that she founded in 2006. For 15 years, from 1988 until 2003, Ms. McDowell was a correspondent at Connecticut television stations, reporting on politics and moderating public affairs interview shows.  From 2000 to 2003 she served as political analyst for NBC 30 and co-hosted the Sunday morning program “Connecticut Newsmakers.”  Previously she was the political reporter for WFSB-TV and co-hosted the Sunday morning broadcast currently known as “Face the State.”

McDowell serves on the Board of Trustees of the Mark Twain House & Museum and in the past has served on the boards of the Connecticut Women’s Hall of Fame, the Hartford Region YWCA and Riverfront Recapture. She is a Corporator of Hartford Hospital.

Ms. McDowell graduated magna cum laude from Harvard University with a degree in History and attended the School of Journalism at the University of Missouri.  She and her family reside in Hartford.

Farmington Bank is a full-service community bank with 22 branch locations throughout central Connecticut. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank, with assets of more than $2.2 billion, is a wholly-owned subsidiary of First Connecticut Bancorp, Inc. (NASDAQ: FBNK). For more information about Farmington Bank, visit farmingtonbankct.com.
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